Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Earnings per share up 19% from the First Quarter of 2007

CRESTVIEW HILLS, KENTUCKY, April 18, 2008 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the first quarter of 2008. For the first quarter the Company reported an increase in diluted net income per share of 19%, as compared to the same period in 2007. Highlighting the first quarter results were an increase in total revenue of 9%, an increase in loans of 17% and an increase in deposits of 15%. The first quarter results included the impact of the acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc. (“First Bank”), which was completed on May 18, 2007.

A summary of the Company’s results follows:

First Quarter ended March 31,	2008	2007	Change
Net income	$2,504,000	$2,157,000	16%
Net income per share, basic	$0.44	$0.37	19%
Net income per share, diluted	$0.44	$0.37	19%

Net interest income increased $840,000, or 10% in the first quarter of 2008, as compared to the same period in 2007, while the net interest margin decreased from 3.71% in the first quarter of 2007 to 3.44% in the first quarter of 2008. The increase in net interest income was the result of the growth in earning assets by $166 million, as compared to the first quarter of 2007, while the interest rate environment contributed to the reduction in the Bank’s net interest margin. The Federal Reserve Bank’s 200 basis point reduction in short term rates in the first quarter of 2008 put pressure on the net interest margin, as these cuts tend to reduce interest income more swiftly than interest expense. The provision for loan losses increased by $150,000 (23%) in the first quarter of 2008 compared to the same period in 2007. Contributing to this increase was higher levels of charge-offs and non-performing loans in the first quarter of 2008 versus the same period in 2007 and management’s concerns over the declining housing market and overall deteriorating economic conditions. The Company’s non-performing loans as a percentage of total loans were 1.23% at March 31, 2008, which was above the level as of March 31, 2007, when the percentage was .70% and the annualized net charge-offs to average loans increased from .11% in the first quarter of 2007 to .20% in the first quarter of 2008.

Non-interest income increased 9% ($282,000) in the first quarter of 2008, as compared to the same period in 2007, while non-interest expense increased 5% ($443,000) from the same period last year. Contributing to the increase in non-interest income was gains on the sale of real estate loans (up $244,000, 127%). The largest increases in non-interest expense were attributed to increased salaries and employee benefits expense, which increased $261,000 or 6%. Non-interest expense in the first quarter of 2008 included the addition of $190,000 in the amortization of intangible assets acquired with the First Bank acquisition. Offsetting these increases was a decrease in expenses related to repossessed properties, which decreased $433,000 from 2007 to 2008. The expenses in 2007 were primarily the result of certain improvements made to a repossessed commercial office building.

Total assets were $1.239 billion at the end of the first quarter of 2008, which was $190 million or 18% higher than the same date a year ago. Total loans grew $142 million or 17% from March of 2007 and were funded by an increase in deposits of $133 million or 15%, with the First Bank acquisition adding approximately $63 million in loans and deposits in 2007. Total borrowing increased $50 million or 119% from March of 2007 as a result of $18 million in trust preferred securities issued in 2007 in connection with to the First Bank acquisition, and a $20 million subordinated debt facility that was entered into in March of 2008, the proceeds of which the Company expects to use to redeem $17 million of outstanding trust preferred securities previously issued in 2002.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	First Quarter Comparison
	3/31/08	3/31/07	% Change
Income Statement Data
Interest income	$18,510	$17,525	6%
Interest expense	8,903	8,758	2%

Net interest income	9,607	8,767	10%
Provision for loan losses	800	650	23%

Net interest income after provision for loan losses	8,807	8,117	9%
Non – interest income	3,554	3,272	9%
Non – interest expense	8,740	8,297	5%

Net income before income taxes	3,621	3,092	17%
Provision for income taxes	1,117	935	19%

Net income	2,504	2,157	16%

Per Share Data
Basic earnings per share	$0.44	$0.37	19%
Diluted earnings per share	0.44	0.37	19%
Cash dividends declared	0.26	0.22	18%

Earnings Performance Data
Return on equity	10.77%	10.00%	77	bps
Return on assets	.83%	.84%	(1)	bps
Net interest margin	3.44%	3.71%	(27)	bps

Balance Sheet Data
Investments	$111,204	$113,959	(2)%
Total loans	960,737	818,582	17%
Allowance for loan losses	8,820	7,342	20%
Total assets	1,238,643	1,048,395	18%
Total deposits	1,041,852	908,458	15%
Total borrowings	92,415	41,950	120%
Stockholders’ equity	93,596	87,591	7%

	Five-Quarter Comparison
	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Income Statement Data
Net interest income	$9,607	$9,694	$9,681	$9,094	$8,767
Provision for loan losses	800	525	100	300	650

Net interest income after provision for loan losses	8,807	9,169	9,581	8,794	8,117

Service charges and fees	1,870	2,157	2,117	2,119	1,850
Gain on sale of real estate loans	436	227	202	298	192
Trust fee income	292	292	266	257	274
Bankcard transaction revenue	433	437	409	421	359
Other non-interest income	523	431	523	615	597

Total non-interest income	3,554	3,544	3,517	3,710	3,272

Salaries and employee benefits expense	4,296	4,166	4,119	4,082	4,035
Occupancy and equipment expense	1,212	1,178	1,158	1,094	1,087
Data processing expense	360	378	352	372	331
State bank taxes	400	300	300	307	351
Amortization of intangible assets	352	352	347	230	161
Other non-interest expenses	2,120	2,117	2,326	2,244	2,332

Total non-interest expense	8,740	8,491	8,602	8,329	8,297

Net income before income tax expense	3,621	4,222	4,496	4,175	3,092
Income tax expense	1,117	1,137	1,455	1,327	935

Net income	2,504	3,085	3,041	2,848	2,157

Per Share Data
Basic earnings per share	$0.44	$0.54	$0.53	$0.49	$0.37
Diluted earnings per share	0.44	0.54	0.53	0.49	0.37
Cash dividends declared	0.26	0.00	0.24	0.00	0.22

Weighted average shares outstanding
Basic	5,658,002	5,704,610	5,745,799	5,770,536	5,792,055
Diluted	5,670,435	5,721,841	5,767,876	5,797,269	5,824,452

Earnings Performance Data
Return on equity	10.77%	13.26%	13.32%	12.85%	10.00%
Return on assets	.83%	1.01%	1.05%	1.06%	.84%
Net interest margin	3.44%	3.46%	3.65%	3.67%	3.71%

	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
Balance Sheet Data
Investments	$111,204	$168,299	$103,073	$97,463	$113,959
Total loans	960,737	949,714	920,756	909,377	818,582
Allowance for loan losses	8,820	8,505	8,755	8,664	7,342
Total assets	1,238,643	1,232,724	1,154,181	1,142,083	1,048,395
Total deposits	1,041,852	1,062,079	988,738	980,888	908,458
Total borrowings	92,415	65,129	62,418	60,064	41,950
Stockholders’ equity	93,596	93,485	91,060	90,146	87,591

Average Balance Sheet Data
Average Investments	$123,958	$121,373	$99,085	$83,837	$94,168
Average other earning assets	46,825	56,158	40,476	48,537	40,743
Average loans	953,592	934,089	913,500	860,607	823,529
Average earning assets	1,124,375	1,111,620	1,053,061	992,981	958,440
Average assets	1,218,466	1,208,352	1,144,792	1,078,645	1,042,212
Average interest bearing deposits	910,592	897,253	848,048	799,927	777,543
Average borrowings	63,791	61,330	58,554	43,864	38,964
Average interest bearing liabilities	974,383	958,583	906,602	843,791	816,507
Average stockholders equity	93,541	92,273	90,603	88,869	87,519

Asset Quality Data
Allowance for loan losses to total loans	.92%	.90%	.95%	.95%	.90%
Allowance for loan losses to non-performing loans	75%	94%	100%	86%	128%
Nonaccrual loans	$8,744	$6,389	$5,860	$6,766	$3,068
Loans – 90 days past due & still accruing	3,066	2,658	2,928	3,329	2,666

Total non-performing loans	11,810	9,047	8,788	10,095	5,734

OREO and repossessed assets	4,373	4,117	4,276	3,777	3,538
Total non-performing assets	16,183	13,164	13,064	13,872	9,272

Non-performing loans to total loans	1.23%	.95%	.95%	1.11%	.70%
Non-performing assets to total assets	1.30%	1.07%	1.14%	1.22%	.89%
Annualized charge-offs to average loans	.20%	.33%	.00%	(.01)%	.11%
Net charge-offs	$485	$774	$9	$(11)	$226

About BKFC

BKFC, a bank holding company with assets of approximately $1.239 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-one ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety
Executive Vice President and CFO
(859) 372-5169 mgerrety@bankofky.com

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